UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2024

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41488	82-5089826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

(Address of principal executive offices) (Zip Code)

(240) 430-4212

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.00001 per share	SHPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 14, 2024, Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), closed on $600,000 of an up to $1.3 million 5% original issue discount senior secured convertible note and warrant offering (the “Offering”), entering into securities purchase agreements (“Purchase Agreement”) with a small group of accredited investors (the “Investors”).The Company’s Chief Executive Officer, Anatoly Dritschilo, invested $237,500 in the Offering.

Under the terms of the Purchase Agreement, the Investors agreed to purchase and the Company agreed to issue and sell (i) senior secured Convertible promissory notes, carrying a 5% original issue discount (each, a “Note” and, collectively, the “Notes”) and (ii) Warrants equal to 45% of the shares of common stock each investor Note is convertible into, with each warrant having an exercise price equal to 125% of the closing price of the Company’s shares of common stock, as reported by the Nasdaq Stock Market LLC on the day prior to the closing. The Purchase Agreement contains customary representations, warranties, covenants and agreements by the Company and customary conditions to closing. To date, the Company has received investments of $570,000, and issued a total of $600,000 in Notes and Warrants to purchase 286,169 shares of common stock, exercisable at $1.53 per share.

The Notes mature one year from the date of issuance (the “Term”), accrue interest at the rate of 14.5% per annum, and are convertible at a 110% premium at any time beginning three months after the date of issuance. The Company has the option to prepay the Convertible Notes at any time, upon 10 days written notice, for 107% of total outstanding balance (the “Optional Prepayment Right”). Any outstanding principal will be paid in conversion of shares of common stock at the end of the Term, subject to the Company’s exercise of the Optional Prepayment Right; any accrued interest will be repaid quarterly in cash. The conversion price of the Convertible Notes will be the lower of a 15% discount to (i) the 5-day VWAP immediately prior to Closing or (ii) the price of any offering entered into by the Company during the Term of the Convertible Notes, including the Company’s planned follow-on offering. The Convertible Notes may not be converted into shares of common stock if such conversion would result in the holder and its affiliates beneficially owning an aggregate of in excess of 4.99% of the then-outstanding shares of common stock.

The Warrants are immediately exercisable after issuance and will remain exercisable for a period of five years from the date of issuance. The Exercise Price is subject to adjustment for any stock split, stock dividend, stock combination, recapitalization or similar event. In the event the Warrant Shares have not been registered within six months of the Initial Exercise Date, and only if the Warrant Shares are not otherwise eligible to use Rule 144 under the Securities Act, the Warrants may be exercised on a cashless basis pursuant to their terms.

The Company is obligated to file a resale registration statement registering the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants within three months following the issuance date.

The foregoing summary of the Purchase Agreement, the Notes and Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, which are filed herewith as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K regarding the Purchase Agreement, the Notes and Warrants is incorporated herein by reference. The Notes and underlying shares of common stock, and the Warrants and underlying shares of common stock, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D, and similar exemptions under applicable state laws.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	Form of Securities Purchase Agreement
Exhibit 10.2	Form of Senior Secured Convertible Notes
Exhibit 10.3	Form of Common Warrants
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

Dated: October 17, 2024

	By:	/s/ Timothy Lorber
	Name:	Timothy Lorber
	Title:	Chief Financial Officer